Collective Brands (Formerly Payless ShoeSource) Announces Second Quarter
Financial Results

Results Reflect Reporting Period Prior to Acquisition of Stride Rite

TOPEKA, Kan., Aug. 29 /PRNewswire-FirstCall/ -- Collective Brands, Inc. (NYSE: PSS) today reported financial results for the second quarter ended August 4, 2007, a period prior to the close of the acquisition of the Stride Rite Corporation. Second quarter 2007 net earnings were $24.9 million, or $0.38 per diluted share, down 23% versus second quarter 2006 net earnings of $32.5 million, or $0.48 per diluted share. Results include the following:

•
Second quarter 2007 expenses related to the company’s distribution center initiative, including the exit from one facility and temporary redundancies between facilities. Those expenses totaled $3.6 million pre-tax or $0.04 per diluted share.

•	Second quarter 2007 expenses related to the integration planning of Stride Rite. Those expenses totaled $1.8 million pre-tax or $0.02 per diluted share.

•	Second quarter 2006 income related to Payless’s receipt of Visa Check/Mastermoney Antitrust settlement proceeds. The income totaled $2.3 million pre-tax or $0.02 per diluted share.

•	Second quarter 2006 income related to Payless’s insurance recoveries due to hurricanes. The net incremental income over 2007 totaled $1.6 million pre-tax or $0.02 per diluted share.

Total sales were $699 million, down 1.0% compared to the second quarter of 2006. Second quarter 2007 same store sales were down 1.4%. Sales declined due to weak sandals results and the later timing of the back-to-school season in certain key markets. These factors were partially offset by higher customer conversion, strength in athletic and casual footwear, and growth in average unit retails of 1%.

“Although Payless’s second quarter sales and earnings under performed our expectations, we continued to pick up market share in a challenging industry environment,” said Matthew E.

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Rubel, chief executive officer and president. “In spite of short-term conditions, we believe Payless is firmly in a position of long-term strength due to our ability to consistently offer on-trend targeted product, our compelling brands, our highly efficient supply chain, and other initiatives that are key to serving our customers.”

Gross margin rate was 34.4% in the second quarter of 2007 versus 34.6% in the second quarter of 2006, a decrease of 20 basis points. The decrease in gross margin rate was driven by costs related to the company’s distribution center initiative (50 basis points) and last year’s hurricane insurance recoveries (23 basis points). Second quarter 2007 gross margin rate was favorably impacted by higher initial mark-on and more direct sourcing offset in part by higher markdowns on sandals.

Selling, general and administrative (SG&A) expenses were 28.7% of sales in the second quarter of 2007 versus 27.4% in the prior year period, an increase of 130 basis points. The rate increase was driven by lower than expected sales during the 2007 second quarter. SG&A expenses were $201 million in the second quarter of 2007, up 3.9% versus the prior year due primarily to higher payroll, last year’s Visa Check/ Mastermoney antitrust settlement (33 basis points), and acquisition integration costs (26 basis points).

During the second quarter of 2007, the company repurchased 141,000 shares of common stock for $4.6 million under its stock repurchase program. In accordance with its debt covenants, the company may repurchase approximately $32 million more of its stock in the open market at this time. This limit will continue to adjust quarterly based on the company’s net earnings.

The company ended the second quarter of 2007 with $327 million in cash and short-term investments compared to $441 million at the end of the second quarter of 2006. The decrease was due primarily to the first quarter 2007 acquisition of Collective Licensing International.

Total inventory was $370 million at the end of the second quarter of 2007, up 5.5% compared to the second quarter of 2006. Inventory quality at quarter-end was better because aged units as a percent of total inventory was lower. The increase in inventory was driven primarily by greater

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investments in strong performing product categories for fall; a merchandise mix shift towards more footwear at higher average costs linked to higher average retail and initial mark-on; and an increase in raw material commitments associated with a higher percentage of products sourced directly by Payless.

Year-to-date capital expenditures at the end of the second quarter of 2007 totaled $93 million versus $53 million in the prior year period. The increase was due primarily to greater investments in the company’s supply chain and Payless stores. During second quarter 2007, the company opened 15 new Payless stores, closed 19, and relocated 20. Collective Brands ended the period with 4,560 Payless stores down 24 compared to second quarter 2006. As of today, Collective Brands also has 327 stores through its Stride Rite business unit.

In 2007, capital expenditures for Collective Brands are expected to total approximately $175 million. The increase over 2006 will be primarily driven by investing in the company’s supply chain. In 2007, the company has and will continue to invest in stores, brands, and technology which support its strategic imperatives.

As previously communicated, the company financed a portion of its acquisition of Stride Rite with a $725 million term loan B at a variable rate of 8.3% over 7 years. On August 24, 2007 the company entered into an interest rate swap arrangement for $540 million which provides for a fixed interest rate of approximately 7.75%, portions of which mature on a series of dates over the next five years.

Outlook for Collective Brands

Collective Brands is expected to have strong pro-forma financials:

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Excluding the impact of purchase accounting, the acquisition is expected to be accretive to earnings per share in 2008 as the Stride Rite unit’s earnings contribution is expected to exceed the incremental interest expense. Due to the impact of purchase accounting,

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the Stride Rite acquisition is not expected to be earnings per share accretive in 2008 on a GAAP basis.

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Excluding purchase accounting, the 2006 - 2009 compound annual growth rate in operating profit is expected to be in the mid-to-upper teens. Including purchase accounting, the 2006 - 2009 compound annual growth rate in operating profit is expected to be in the low-teens on a GAAP basis.

About Collective Brands and Forward Looking Statements

Collective Brands, Inc. is a consumer-centric global footwear, accessories and lifestyle brand company, reaching customers through multiple price points and selling channels. Collective Brands, Inc. is the holding company of Payless ShoeSource, Stride Rite, and Collective Licensing International. At this time, Collective Brands, Inc. continues to trade under the symbol (PSS). Payless ShoeSource is the largest specialty family footwear retailer in the western hemisphere. It is dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value. Stride Rite markets the leading brand of high-quality children's shoes in the United States. Stride Rite also markets products for children and adults under well-known brand names, including Keds, Sperry Top-Sider, Saucony, Tommy Hilfiger Footwear, and Robeez. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping on, each of Collective Brands’ units can be found at http://www.collectivebrands.com.

This release contains one or more forward-looking statements. Forward-looking statements are identified by words such as “will,” “expected,” and other similar words. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: the risk that the businesses will not be integrated successfully or will take longer than anticipated; the risk that the expected cost savings will not be achieved or unexpected costs will be incurred; the risk that customers will not be retained or that disruptions from the transaction will harm relationships with customers, employees and suppliers; costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings; changes in accounting treatment of any financings; changes in consumer spending patterns; changes in intellectual property, customs and/or tax laws; litigation, including intellectual property and employment litigation; and the ability to hire and retain associates. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements. Please refer to the Collective Brand’s 2006 Annual Reports on Form 10-K for the fiscal year ended 2006 for more information on these and other risk factors that could cause actual results to differ. Collective Brands does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

(Dollars and shares in millions, except per share data)	13 Weeks Ended		26 Weeks Ended

	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006

Net sales	$699.3	$706.1	$1,427.9	$1,400.6

Cost of sales	458.7	462.1	918.4	900.8

Gross margin	240.6	244.0	509.5	499.8

Selling, general and administrative expenses	201.0	193.5	410.9	392.6

Restructuring charges	0.1	0.3	0.3	0.3

Operating profit from continuing operations	39.5	50.2	98.3	106.9

Interest expense	4.8	4.5	9.6	9.4

Interest income	(4.0)	(5.2)	(8.7)	(10.0)

Earnings from continuing operations before income
taxes and minority interest	38.7	50.9	97.4	107.5

Provision for income taxes	12.7	17.3	31.5	36.8

Earnings from continuing operations before minority interest	26.0	33.6	65.9	70.7

Minority interest, net of income taxes	(1.3)	(0.6)	(2.2)	(0.9)

Net earnings from continuing operations	24.7	33.0	63.7	69.8

Earnings (loss) from discontinued operations, net of
income taxes and minority interest	0.2	(0.5)	0.1	(1.3)

Net earnings	$24.9	$32.5	$63.8	$68.5

Basic earnings per share:
Earnings from continuing operations	$0.38	$0.50	$0.98	$1.05
Earnings (loss) from discontinued operations	0.01	(0.01)	0.01	(0.02)
Basic earnings per share:	$0.39	$0.49	$0.99	$1.03

Diluted earnings per share
Earnings from continuing operations	$0.37	$0.49	$0.96	$1.03
Earnings (loss) from discontinued operations	0.01	(0.01)	0.01	(0.02)
Diluted earnings per share	$0.38	$0.48	$0.97	$1.01

Basic weighted average shares outstanding	64.5	66.5	64.6	66.5

Diluted weighted average shares outstanding	65.7	67.6	65.9	67.6

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PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	August 4,	July 29,	February 3,
(dollars in millions)	2007	2006	2007

ASSETS:

Current assets:
Cash and cash equivalents	$327.4	$401.9	$371.4
Short-term investments	-	39.0	90.0
Restricted cash	2.0	2.0	2.0
Inventories	370.0	350.7	361.9
Current deferred income taxes	16.8	20.1	15.6
Prepaid expenses	46.5	44.1	46.5
Other current assets	24.9	20.5	18.1
Current assets of discontinued operations	0.8	3.4	1.1
Total current assets	788.4	881.7	906.6

Property and Equipment:
Land	5.7	7.7	6.6
Property, buildings and equipment	1,323.0	1,216.9	1,245.1
Accumulated depreciation and amortization	(868.6)	(833.5)	(830.5)
Property and equipment, net	460.1	391.1	421.2

Intangible assets, net	94.7	42.0	39.6

Deferred income taxes	47.0	29.4	37.7

Goodwill	40.2	5.9	5.9

Other assets	26.0	19.4	16.4

Noncurrent assets of discontinued operations	-	1.3	-

TOTAL ASSETS	$1,456.4	$1,370.8	$1,427.4

LIABILITIES AND EQUITY:

Current liabilities:
Current maturities of long-term debt	$0.3	$0.9	$0.4
Notes payable	2.0	2.0	2.0
Accounts payable	164.3	154.6	185.6
Accrued expenses	137.9	180.7	190.2
Current liabilities of discontinued operations	1.5	2.8	2.1
Total current liabilities	306.0	341.0	380.3

Long-term debt	200.9	201.7	201.7
Other liabilities	179.8	117.9	132.6
Minority interest	11.5	10.8	12.7

Total shareowners' equity	758.2	699.4	700.1

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY	$1,456.4	$1,370.8	$1,427.4

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PAYLESS SHOESOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year-to-date		Year ended
	August 4	July 29	February 3,
(dollars in millions)	2007	2006	2007

OPERATING ACTIVITIES:
Net earnings	$63.8	$68.5	$122.0
(Earnings) loss from discontinued operations, net of income taxes and minority interest	(0.1)	1.3	3.4
Net earnings from continuing operations	63.7	69.8	125.4
Adjustments for non-cash items included in net earnings:
Loss on impairment and disposal of assets	4.3	4.8	10.3
Depreciation and amortization	49.2	44.9	88.5
Amortization of deferred financing costs	0.6	0.5	1.1
Share-based compensation expense	6.2	5.5	12.2
Deferred income taxes	(3.9)	1.1	9.1
Minority interest, net of income taxes	2.2	0.9	4.6
Income tax benefit from share-based compensation	0.1	0.4	0.6
Accretion of investments	(0.6)	(1.6)	(3.6)
Changes in working capital:
Inventories	(6.0)	(17.8)	(29.8)
Prepaid expenses and other current assets	(1.5)	(8.4)	(9.0)
Accounts payable	(20.3)	(15.0)	15.6
Accrued expenses	(38.7)	16.0	5.7
Other assets and liabilities, net	7.3	(1.4)	3.0
Net cash used in discontinued operations	(0.2)	(3.5)	(4.0)

Cash flow provided by operating activities	62.4	96.2	229.7

INVESTING ACTIVITIES:
Capital expenditures	(93.0)	(52.8)	(118.6)
Proceeds from the sale of property and equipment	1.6	3.2	4.6
Intangible asset additions	-	(15.1)	(15.5)
Purchases of investments	(6.1)	(89.9)	(215.6)
Sales and maturities of investments	96.7	111.5	188.2
Acquisition of businesses, net of cash acquired	(93.2)	-	-

Cash flow used in investing activities	(94.0)	(43.1)	(156.9)

FINANCING ACTIVITIES:
Repayment of debt	(5.3)	(2.1)	(2.8)
Payment of deferred financing costs	-	(0.2)	(0.2)
Issuances of common stock	7.8	25.1	47.1
Purchases of common stock	(20.7)	(56.5)	(129.3)
Excess tax benefits from share-based compensation	2.4	4.0	8.0
Distribution to minority owners	(2.4)	(1.0)	(1.5)
Net cash provided by discontinued operations	-	1.2	1.2

Cash flow used in financing activities	(18.2)	(29.5)	(77.5)

Effect of exchange rate changes on cash	5.8	0.1	(2.1)

(Decrease) increase in cash and cash equivalents	(44.0)	23.7	(6.8)

Cash and cash equivalents, beginning of year	371.4	378.2	378.2
Cash and cash equivalents, end of period	$327.4	$401.9	$371.4

Collective Brands, Inc:
http://www.collectivebrands.com